Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-145043, 333-139017, and 333-52148 on Forms S-8 of our report dated March 13, 2009 on the consolidated financial statements of Hudson Valley Holding Corp. and on the effectiveness of internal control over financial reporting of Hudson Valley Holding Corp., which report is included in this Annual Report on Form 10-K for Hudson Valley Holding Corp. for the year ended December 31, 2008.

/s/ Crowe Horwath LLP

Livingston, New Jersey
March 13, 2009